Confidential treatment has been requested for specific terms in this exhibit and those terms have been redacted at the appropriate places.  The redacted portions have been filed separately with the Securities and Exchange Commission.

AMENDMENT AGREEMENT AND BOND

This Amendment Agreement and Bond (the "Agreement") is made and entered as of the 12 day of August,  2009, by and between Vuance Ltd. (formerly, Supercom Ltd.) (the "Company")  and [REDACTED] (the “Holder”).

WHEREAS, the Holder and the Company are parties to a Subscription Agreement, dated November 16, 2006 (the "Subscription Agreement"); and

WHEREAS, the Holder is the holder of (i) a $2,500,000 convertible bond issued by the Company on November 16, 2006 (as amended by Amendment Agreements, dated November 28, 2007 (''Amendment Agreement 1'') and 30th of June 2008 (''Amendment Agreement 2''), copies of which are attached hereto as Exhibit A (the “Bond”), and (ii) a warrant to purchase Ordinary Shares of the Company, dated November 16, 2006 (the "Warrant"); and

WHEREAS, the Company pledged some of its rights and/or assets in favor of the Holder, as described in Amendment Agreement 2; and

WHEREAS, the Company has failed to pay to the Holder  Interest payment in an aggregate amount of $125,000 , as well as a part of the amounts as described in Section 4 to Amendment Agreement 1 (''Additional Amounts''); and

WHEREAS in addition to its right to be paid the Additional Amounts, the Holder is entitled, without derogation from any of its other rights, to accelerate  repayment of the Principal Amount of the Bond and all accrued Interest; and

WHEREAS, the Company and the Holder have held discussions, pursuant to which the Holder shall not exercise its said right to accelerate due to the abovementioned failure subject to the terms set forth in this Agreement, and

WHEREAS, the Company and the Holder have agreed to amend certain provisions of the Subscription Agreement and the Bond in the manner hereinafter set forth;

NOW THEREFORE, the parties hereby agree as follows:

1.	The preamble to this Agreement is an integral part hereof and constitutes an inseparable part of the body of the Agreement.

2.
(a) Capitalized terms used but not defined herein, directly or by reference, shall have the meaning ascribed thereto in the Bond. The term "Amounts Due" as specified in the Bond and/or Amended Agreement 1 and/or Amended Agreement 2 shall have the meaning as described in this Agreement.

(b) Whenever the following terms shall appear in this Agreement in their capitalized form, the definitions set forth in this Agreement shall apply.

“Material Shareholder” – any person holding more than five percent (5%) of the issued and outstanding shares of the Company.

"New Pledges’’ - the Shares Charge, the Supercom Slovakia Charge and the Patent Charge as defined in this Agreement.

“Patent” – patent application number 11/397,580 that has been filed in the United States, as well as international patent application (pursuant the PCT convention) number US 2007/0240198 that has been filed in the United States.
Title of invention: SMART SITE MANAGEMENT SYSTEM.

"Slovakian Project Arbitral Award'' -  the award from the International Arbitral Centre of the Austrian Federal Economic Chamber, pursuant to which the Ministry of Interior of the Slovak Republic was ordered to pay Supercom Slovakia the amount of SKK 80,000,000 (approximately $3,399,000 as of May 3, 2009) plus interest accruing from March, 1999.

“Subsidiaries” – collectively: Vuance and SBC Aviation Ltd.

"Supercom Slovakia" – Supercom Slovakia S.A., a subsidiary of the Company.

"Supervisor" – the supervisor who shall be appointed under the terms the Letter of Appointment in the form attached as Exhibit B to this Agreement.

 "Vuance" - Vuance, Inc., a wholly-owned subsidiary of the Company.

3.
The Company undertakes that in conducting their business, it and its Subsidiaries shall seriously consider the Supervisor's recommendations. Nothing in the above shall derogate from any of the Holder's rights, including the acceleration right in case of failure to implement the Supervisor's recommendations.

Without derogating from the above, until the full repayment of the Amounts Due, the Company undertakes that, unless agreed to, in writing and in advance, by the Holder, it and its Subsidiaries will refrain from:

(a)	making any Dividend distribution;

(b)
making any cash and/or any other benefit payment to any Material Shareholder, other than remuneration for work and/or services rendered, provided that the monthly remuneration to any such shareholder does not exceed (i) the current monthly remuneration, nor (ii) $12,000;

(c)
changing the arrangement approved by the Company's General Meeting on December 21, 2008, pursuant to which certain shareholders and directors of the Company shall not receive cash remuneration for their services for a period of up to 12 months commencing on October 1, 2008;

(d)	making any investment in any other company or other entity and any merger;

(e)	taking any action which is not within the Company’s and/or its Subsidiaries' ordinary course of business;

(f)	consummating any transaction between the Company and/or its Subsidiaries and any Material Shareholder, except for transactions which are carried out in the ordinary course of business.

(g)	making any transaction to transfer all or substantially all of the Company’s and/or its Subsidiaries' assets to any third party

4.
The Company and its Subsidiaries shall appoint the Supervisor, within two (2) business days from the signing date hereof, in order to inspect and observe: (a) the full compliance by the Subsidiaries and the Company with their undertakings under the Bond, Amended Agreement 1, Amended Agreement 2 and this Agreement, and (b) the general operation of the Company and its Subsidiaries.

5.
The Supervisor shall have the authorities as described in the Letter of Appointment and the Company and its Subsidiaries shall not be permitted to replace him and/or to halt his activity without the prior written consent of the Holder in which case the Company and its Subsidiaries shall not withhold their consent to termination. The Company shall bear the entire Supervisor’s expenses and fees as shall be agreed between the Company and the Supervisor.

6.	For the avoidance of doubt, it is specifically clarified that the Holder shall not be liable for any of the Supervisor’s actions.

7.
As security for compliance with the Company's undertakings, including the full repayment of all Amounts Due, including all expenses incurred by the Holder as a result of any breach of the terms of the Bond, Amended Agreement 1, Amended Agreement 2 and this Agreement by the Company and its Subsidiaries, and in addition to and/or without derogating from all of the Holder's other rights, the Company undertakes to create in favor of the Holder:

(a)
a fixed charge to secure an unlimited amount, which shall be senior to any indebtedness and/or other pledge and encumbrance, on all of the Company's shareholdings in Vuance  (the “Shares Charge’’). Such charge shall include specific limitation on any transfer of all or substantially all of Vuance’s assets to third party.

(b)
a fixed charge to secure an unlimited amount, which shall be senior to any indebtedness and/or other pledge and encumbrance, on all of the Company's shareholdings in Supercom Slovakia and to place a fixed charge and an assignment of rights to secure an unlimited amount which shall be senior to any indebtedness and/or other pledge and encumbrance, on all incomes and/or rights in connection therewith to which the Company and its Subsidiaries are and shall be entitled as a result of the Slovakian Project Arbitral Award, and on all amounts in connection with the project related to the arbitration,  including, without limitations, insurances rights, claims rights, rights to receive monies etc.  (the ‘’Supercom Slovakia Charge”).

(c)	a fixed charge to secure an unlimited amount, which shall be senior to any indebtedness and/or other pledge and encumbrance, on the Patent (the ‘’Patent Charge’’).

8.
The Company undertakes to register the New Pledges in all the pertinent registration bureaus including in Israel and to take all actions and pass all resolutions in order to ensure that the New Pledges shall be valid and with full force and effect including in Israel in favor of the Holder and towards the Company, its Subsidiaries and any third party (the “Required Actions”).

Without derogating from the above, the Company undertakes to register the Shares Charge and the Supercom Slovakia Charge in the Registrar of Companies Bureau within fifteen (15) days from the signing date of this Agreement.

9.
The Company hereby undertakes to complete such registrations, to bear all expenses related to such registrations and to submit to the Holder all the required official certifications, including those from the Israeli Registrar of Companies Bureau and any other pertinent Israeli bureau, specifically indicating the completion of such registrations.

10.	(a) The Holder shall release the New Pledges upon the earlier of: (i) full conversion of the Bond; or (ii) full repayment of the Amounts Due including all payments in connection with this Agreement.

(b) Notwithstanding the foregoing provision, in the event the Company desires to sell the shares which are subject to the Shares Charge and/or the Patent and/or the assets or business of Vuance to a non-affiliated third party, the Holder consents to such sale and agrees to release such shares and/or the Patent (as the case may be) from the Shares Charge and/or the Patent Charge, respectively, provided that (i) such transaction is consummated within sixty (60) days from the date hereof, and (ii) the Holder is assured that at least sixty percent (60%) of the net consideration receivable by the Company for the sale of such shares and/or Patent and/or assets or business, but in any event – not less than $1,500,000,  shall be paid to the Holder within seven (7) days following its receipt by the Company or Vuance on account of the Amounts Due; provided, however, that even if pursuant to the terms of such transactions part of the consideration is to be held in escrow, (a) a minimum amount of $1,300,000 shall be payable to the Holder pursuant to this Section 10(b) within seven (7) days from the date of consummation of the said transaction, (b) the balance of the amount due to the Holder out of the consideration, if any, will be payable to the Holder as and when it is released from escrow, (c) such balance amount will be covered by and subject to irrevocable written instructions given to the escrow agent by the Company or Vuance (as the case may be) to transfer such amount from the escrowed funds directly to the Holder, instead of to the Company or Vuance (as the case may be), as and when they are released from the escrow.

Without derogating from the above and from any of the Company's and or Vuance’s liabilities and obligations and the Holder’s rights, the Company undertakes that in the event the Company desires to sell the shares which are subject to the Shares Charge and/or the Patent and/or the assets or business of Vuance to a non-affiliated third party, then such transfer shall include an assignment  of rights and obligations signed both by the Company and/or Vuance and the third party, including such third party's agreement to pay all amounts payable to the Holder in accordance with Section 10(b) above directly to the Holder. The content of such assignment of rights and obligations shall be approved by the Holder prior to its signing.

11.	Subject to all of the following:

(a) the complete execution of all the Required Actions;

(b) the appointment of the Supervisor as provided herein; and

(c) payment to the Holder of all the payments that should be paid pursuant hereto until the compliance of the terms described in Sections 11(a) and 11(b) above;

(1)            In order to release the Pledge (as such term is defined in Amendment Agreement 2), the Holder shall, within ten (10) days thereafter, sign and submit to the Company its irrevocable consent, in the form attached hereto as Exhibit C, the letter to the Registrar of Companies, attached hereto as Exhibit D, and any other document or instrument which may be required in order to implement such release.

It is hereby clarified and emphasized that signing and submitting the documents as aforesaid shall be the Holder's only and sole obligation with respect to such release and that the Company shall be responsible to take all actions in order to release the Pledge.

(2) Sections 16, 18, 19 and 21 of Amendment Agreement 2 shall thereupon become null and void.

(3)  Section 9.13 of the Bond (which was added thereto in Amendment Agreement 2) shall thereupon be amended by deleting therefrom the reference to sections 18, 19, 20 and 21 of Amendment Agreement 2.

12.
Starting from the date hereof, the Interest (as defined in Section 2 of the Bond and Section 5 of Amended Agreement 2) shall be increased by two percent (2%) (to an annual rate of twelve percent (12%)), which additional interest will be paid in one lump sum payment together with the last installment.

Notwithstanding the above in the event the Company doesn't repay all the Amounts Due early, then the interest shall be raised every 180 days starting from the date hereof by 0.5% and all payments shall be then adjusted accordingly. All amounts resulting from such raise in the Interest rate shall also be paid with the last installment.

13.	Anything in Sections 1 and 2 of the Bond to the contrary notwithstanding, the Company and the Holder agree as follows:

(a)	The Company's current debt to the Holder is $3,643,150 (''Total Debt'' or ''Amounts Due”), and it is comprised of the following:

(i)	$2,500,000 - Principal Amount

(ii)	$ 313,014 - Interest

(iii)	$830,136 - Additional Amounts.

Exhibit E attached hereto sets forth the payment schedule of the Total Debt. The Total Debt and its payment schedule is subject to the specific possible adjustments pursuant only to the provisions set forth in sections 13(b) 13(c) and 14 hereof.
Subject to the complete fulfillment of all the Company's and its Subsidiaries' obligations hereunder, and without derogating from its rights in case of breach thereof, repayment of the Total Debt shall be made exactly in accordance with the payment schedule as described in Exhibit E

(b)
The Additional Amount shall be paid by the Company to the Holder no later than December 01, 2017 as described in Exhibit E. Notwithstanding the foregoing provisions, in the event that the Company (1) complies with its obligations hereunder, and (2) shall have paid to the Holder in full the Principal Amount and all Interest accrued thereon: (i) on or before September 30, 2009 - the Company shall ipso facto be irrevocably and unconditionally released from its obligation to pay 75% of the Additional Amounts, (ii) after September 30, 2009 but on or before November 30, 2009 – the Company shall ipso facto be irrevocably and unconditionally released from its obligation to pay 50% of the Additional Amounts, (iii) after November 30, 2009 but on or before January 31, 2010 – the Company shall ipso facto be irrevocably and unconditionally released from its obligation to pay 25% of the Additional Amounts.

The foregoing release provisions shall also apply, on a pro rata basis, in case the Company complies with its obligations hereunder and pays the Holder only part of the Principal Amount, and all Interest accrued thereon, by the respective dates specified above. For instance, should the Company (i) comply with its obligations hereunder, and (2) pay to the Holder 80% of the Principal Amount, and all Interest accrued thereon, after September 30, 2009 but on or before November 30, 2009 – the Company shall ipso facto be irrevocably and unconditionally released from its obligation to pay 60% of the Additional Amounts.

(c)
In addition - if according to the Company’s financial reports, the Company will have positive cash flow from operation activities in a certain calendar quarter, then  an amount equal to 30% of the difference between (a) the net cash provided by operation activities, and (b) the sum of: (i) the cash used by the Company in such quarter for investment activities and  principal payment of loans, and (ii) the amounts received (by the Company, its Subsidiaries or the Holder) in such quarter pursuant to Sections 10 or 14 hereof, will also be paid to the Holder.

14.
In the event the Company and/or any of its Subsidiaries receive any payment arising, directly and/or indirectly, from the Slovakian Project Arbitral Award or in connection with the project related to such arbitration, then, notwithstanding the payment schedule contained in Exhibit E and the provisions of Section 13(b), sixty percent (60%) of any of such payment shall be paid to the Holder within seven (7) days following its receipt on account of the Amounts Due (the “Accelerated Payment’’). In addition, in the event the Supervisor ceases to provide services to the Company, then all the monthly payments to the Holder as set forth in Exhibit E shall increase by $3,000 per month.

15.	Section 9 of the Bond is hereby amended to read as follows:

"Acceleration. Notwithstanding the above, and the provisions of the Bond, Amendment Agreement 1 and Amendment Agreement 2 to the extent permitted by applicable law, the Total Debt including the outstanding Principal Amount, all Interest including the 0.5% half yearly increase and the Additional Amounts, will immediately become due and payable in cash, (i) at the Holder’s sole discretion as shall be indicated in a written notice provided by it to the Company, upon the occurrence of any of the events mentioned in subsections 9.3, 9.4, 9.5 9.6 9.7, 9.8, 9.9, 9.10, 9.12, 9.13 (added in Amended Agreement 2) or 9.15 herein prior to the conversion or repayment of the Total Debt including the Principal Amount, the Interest and the Additional Amounts and (ii) automatically upon the occurrence of any of the events mentioned in subsections 9.1 or 9.2 herein prior to the conversion or full repayment of the Total Debt  including the Principal Amount, the Interest and the Additional Amounts, without presentment, protest or notice of any kind, all of which are hereby expressly waived by the Company. The Company shall provide immediate notice to the Holder upon occurrence of any of the events mentioned in subsections 9.1 through 9.15 herein.
Capitalized terms in Section 9 which are not defined in this Bond shall have the meaning ascribed to them in the Amendment Agreement and Bond, dated as of March 25, 2009, between the parties hereto ("Amendment Agreement 3").

16.	Section 9.11 of the Bond is hereby deleted.

17.	Section 9.15 shall be added to the Bond as follows:

"Any breach of the Company's obligations and/or representations contained in Amendment Agreement 3, which include, without limitations, any of the followings:

(a)
Failure by the Company and/or its Subsidiaries to pay the Amounts Due or any part of  them in accordance with the terms (including dates) set forth in Amendment Agreement 3 and/or Exhibit E thereto or failure to pay any Accelerated Payment.

(b)
Failure by the Company and/or its Subsidiaries to fully comply with the Supervisor's recommendations or any breach of the Supervisor's authorities as described in Exhibit B of Amendment Agreement 3, or any failure to pay the Supervisor his fees or expenses or any halt of the Supervisor's activity by the Company; for the purpose of this section and without derogating from any of the Holder’s rights, in establishing and/or determining such failure and/or breach, a notice from the Supervisor indicating such failure or breach shall be considered a prima facie proof.

(c)	Failure to register the New Pledges as described in Section 7 of Amendment Agreement 3."

18.	Section 9.14 to the Bond (added in the Amended Agreement 2) shall be amended to read as follows:

"Without derogating from all its rights, in the event that the Company shall not pay all or any part of the Amounts Due in accordance with its obligations and/or within 7 days after receipt of acceleration notice as described in the Bond (Section 9), the Holder shall also be entitled to appoint a receiver and/or receivers in order to exercise the New Pledges and/or any one of them (as such term is defined in Amendment Agreement 3) at its sole discretion.

In addition and without derogating from any of the Holder’s other rights, any payments out of the Amounts Due and/or the Accelerated Payment which shall not be paid under the terms of Section 13 of Amendment Agreement 3 and Exhibit E of Amendment Agreement 3 shall bear monthly Interest of 3%."

19.	The Number of the Warrant Shares as defined in Section 1(a) of the Warrant is amended to be 159,375 and the Exercise Price as defined in Section 1(b) of the Warrant is amended to be $.0.40

20.
The Holder acknowledges that the Company has been informed by NASDAQ that it had not complied with the minimum requirements for continued listing on NASDAQ and that the Company had appealed such determination and awaits a decision. The Holder agrees that such delisting shall not be deemed as a breach of Sections 5 and 9.7 of the Bond. For the avoidance of doubt, all the Holder's registration rights under the Subscription Agreement and its annexes, including the Registration Rights Agreement, shall remain in full force and effect.

21.	The Company and its Subsidiaries represent and warrant to the Holder that as of the date hereof:

(a)
No shareholder, nor any third party, owns or has any options, warrants or other rights to subscribe for, purchase or acquire any securities of the Company issuable to the Holder pursuant to Warrant or the Bond, or any  of shares that are subject to the Shares Charge, and there are no outstanding options, warrants, conversion rights, rights of first refusal, co-sale rights, preemptive rights or other rights or agreements for the purchase or acquisition from the Company of any of the securities of the Company issuable to the Holder pursuant to Warrant or the Bond or rights thereto, or of any of the shares that are subject to the Shares Charge. All rights, preferences and privileges of the Company's shares ("Vuance's Shares'') are as set forth in the Company's Articles attached hereto as Exhibit F.

(b)
All outstanding Vuance's Shares and Supercom Slovakia’s shares held by the Company have been duly authorized and validly issued, are fully paid and non-assessable, free and clear of liens, claims, charges, encumbrances, rights, option to purchase, proxies, calls or commitments of every kind, and were issued in compliance with all applicable securities laws.

(c)
There are no restrictions to pledge the Company's rights and/or assets under the terms of this Agreement. The execution, delivery and performance by the Company of this Agreement and the New Pledges will not result in any violation of any law and/or obligation.

(d)
The Company owns and has independently developed the Patent (the “IP Rights”), which is necessary to enable the Company to carry on its business as currently conducted and as proposed to be conducted without, to the Company's best knowledge, any conflict with or infringement of the rights of others.

(e)
The Company has not granted, nor are there outstanding, any options, licenses or agreements of any kind relating to the IP Right, nor is the Company bound by or a party to any option, license or agreement of any kind with respect to the IP Rights.

(f)	The Company is not obligated to pay any royalties or other payments to any third party with respect to the marketing, sale, distribution, manufacture, license or use of the IP Rights.

(g)
The Company, to its best knowledge, has not violated or infringed, and is not currently violating or infringing, and by conducting its business after the date hereof would not, to the Company's best knowledge, violate or infringe, and the Company has not received any communications alleging that the Company (or any of its employees, directors or consultants) has violated or infringed, any IP right of any other person or entity, and no threat of a claim or suit alleging such violation or infringement has been brought to the Company’s attention.

22.
The Company has taken security measures to protect the secrecy and confidentiality of the IP Rights, which measures are of the highest standards customary in the industry in which the Company operates.

23.	In addition to any of the Holder's rights, including information rights, the Holder shall receive from the Company:

(a) not later than the 15th day of each month, a monthly report signed by the Company’s CFO and the Supervisor, of all of the Company’s and  Vuance's  revenues collected during the previous month; and

(b) all reports and/or documents issued by the Supervisor to the Company and/or any of its Subsidiary in the reported month.

24.
Except as herein expressly agreed, the Subscription Agreement, the Bond, the Warrant, Amended Agreement 1 and/or Amended Agreement 2 are hereby confirmed and ratified and shall remain in full force and effect according to their respective terms.

25.
The Company shall bear legal fees to be incurred by the Holder in connection with the signing of this Agreement, in the amount of $7,500 plus VAT which shall be paid directly to the Holder's legal counsel within thirty (30) days from the signing hereof against a proper tax invoice.

26.
The Holder acknowledges that the Company intends to enter with the Other Holders (as defined in Amendment Agreement 2) into an agreement similar in terms and substance to this Amendment Agreement 3 (the "Agreement with the Other Holders"), and agrees that all rights and privileges which are conferred by this Amendment Agreement 3 on the Holder (including, without limitation, pursuant to Sections 7-10, 13(d), 14 and 22) and are inconsistent with the rights and privileges to be conferred on the Other Holders pursuant to the Agreement with the Other Holders  (e.g., acceleration from monies received in connection with the Slovakian Project Arbitral Award pursuant to Section 14) shall be qualified by such rights and privileges of the Other Holders, and vice versa, to such extent and in such manner that all such inconsistent rights and privileges of the Holder and the Other Holders shall be conclusively deemed to have been shared on a pro rata basis between the Holders and the Other Holders.

27.
The parties will sign a Hebrew version of this Agreement, which shall be translated by the Company within 7 days after the signing of this Agreement. If any contradiction arises between the Hebrew and the English version, the English version will prevail.

IN WITNESS WHEREOF, the parties have caused this Amendment Agreement and Bond to be duly executed and delivered as of the day and year first above written.

VUANCE, LTD

By:
Its:

[REDACTED]

By:
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